EXHIBIT 99.2

Karin Demler: (615)-263-3005

Corrections Corporation of America to Present
at Lehman High Yield Bond and Syndicated Loan Conference

Nashville, Tenn. – (PR Newswire) — March 20, 2003 – Corrections Corporation of America (NYSE: CXW-News) announced today that Irving E. Lingo, Jr., the Company’s Chief Financial Officer, will be giving a presentation today regarding the Company and the private corrections industry to those attending the Lehman High Yield Bond and Syndicated Loan Conference in Orlando, Florida.

The presentation will be posted on the Investor Relations section of the Company’s website, www.correctionscorp.com, under Webcasts and Conference Calls, beginning at 8:00 a.m. (Central Time), Thursday, March 20, 2003 and will remain available for 30 days. The Company will also file a Form 8-K with the Securities and Exchange Commission in connection with this presentation.

About the Company

The Company is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. Upon termination of the contract to manage the Lawrenceville Correctional Center, the Company will operate 59 facilities, including 38 company-owned facilities, with a total design capacity of approximately 59,000 beds in 20 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.